Exhibit 10.62

United Natural Foods, Inc.

(the “Company”)

Summary of Director and Executive Officer Compensation

I.              Director Compensation.  Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company.  The following table sets forth current rates of cash compensation for the Company’s non-employee directors.

Retainers and Fees

Board retainer (other than lead independent director)	$30,000
Lead independent director retainer	$75,000
Board meeting fee	$2,200 (in person); $1,100 (telephonic)
Compensation, Nominating and Governance and Finance committee meeting fee	$1,100
Audit committee meeting fee	$1,700
Compensation, Nominating and Governance and Finance committee chairs’ retainers	$8,000
Audit committee chair retainer	$15,000

In addition to the cash compensation set forth above, each non-employee director has historically received a grant of non-qualified stock options and a grant of restricted stock units annually.  The non-employee directors are also eligible to participate in the United Natural Foods Deferred Compensation Plan and the United Natural Foods Deferred Stock Plan, which are nonqualified deferred compensation plans administered by the Compensation Committee of the Board of Directors. Under the Deferred Compensation Plan, each non-employee director participant may elect to defer a minimum of $1,000 and a maximum of 100% of the director fees earned by such participant in a calendar year. Under the Deferred Stock Plan, each non-employee director participant may elect to defer between 0% and 100% of such director’s compensation from restricted stock awards.

II.            Executive Officer Compensation.  The following table sets forth the current base salaries and fiscal 2009 cash incentive awards paid to the individuals who are anticipated to constitute the Company’s “named executive officers” for the 2009 fiscal year:

Executive Officer	Current Base Salary	Fiscal 2009 Bonus Payout

Steven L. Spinner	$775,000	$424,390
Mark E. Shamber	$350,000	$157,974
Daniel V. Atwood	$198,000	$0
John Stern	$288,400	$127,456
Michael Beaudry	$360,294	$225,726

The Company’s named executive officers also participate in the Company’s cash incentive programs established for the 2010 and 2011 fiscal years and will continue to receive long-term incentive awards pursuant to the Company’s stockholder approved equity incentive plans.

III.           Additional Information.  The foregoing information is summary in nature.  Additional information regarding director and named executive officer compensation will be provided in the Company’s proxy statement to be filed in connection with the 2010 annual meeting of shareholders.